GRAYSCALE FUTURE OF FINANCE ETF (GFOF)

June 15, 2023
DEAR SHAREHOLDER,

As a shareholder of the Grayscale Future of Finance ETF (the “Fund”), a series of ETF Series Solutions, you recently received a proxy communication via e-mail or a proxy statement and proxy card(s) in the mail in connection with the Special Meeting of Shareholders to be held on July 7, 2023.

The Shareholder Meeting relates to an acquisition of Vident Advisory, your Fund’s subadviser, by Casey Crawford through various holding entities. Mr. Crawford is the Co-Founder and CEO of Movement Mortgage. In order to ensure your Fund’s investment program continues uninterrupted, you are being asked to consider and approve a new investment subadvisory agreement between Grayscale Advisors, LLC and Vident Advisory.

After careful consideration, your Board of Trustees recommends shareholders vote FOR the proposal. It is important that you exercise your right to vote. Please take a moment to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by internet or telephone.

How Will the Transaction Affect Shareholders?

It is important that you know that if the proposed transaction is completed, it will have no effect on investment policies and strategies. I share with you the following:

•	There will be NO increase in your management fees and expenses.
•	Your investment will continue to be managed by Grayscale Advisors and your Portfolio Management team will be the same.
•	Your investment will continue with an identical investment objective and investment strategies.

The Fund has a unique combination of retail and institutional investors. You and your fellow shareholders will have a substantial positive impact on the vote if you act early. Please see voting instructions below:

Vote by Phone by calling 1-866-839-1852 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali (“MSFS”) at 1-866- 839-1852. Please note that an MSFS representative may call you to assist you in voting. For more information, please refer to the proxy statement.

Thank you,

/s/Joshua J. Hinderliter

JOSHUA J. HINDERLITER